Exhibit 99.1

Notice of Annual Meeting of Shareholders to be Held On Wednesday, June 7, 2006

The Annual Meeting of Shareholders of Boston Communications Group, Inc. (the “Company”) will be held on Wednesday, June 7, 2006, at the Company, 55 Middlesex Turnpike, Bedford, Massachusetts at 9:00 a.m., local time, to consider and act upon the following matters:

1.	To elect Gerald S. McGowan and Gerald Segel as Class I Directors, to serve for a three-year term.

2.	To approve an amendment to the Company’s 2005 Stock Incentive Plan (the “Plan”) to permit the exchange of certain stock options for a lesser number of new options to be granted under the Plan following cancellation of the surrendered options.

3.	To ratify the selection of Ernst & Young LLP by the Board of Directors as the Company’s registered public accounting firm for the current fiscal year.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has no knowledge of any other business to be transacted at the meeting.

Shareholders of record at the close of business on April 14, 2006 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

By Order of the Board of Directors,

Alan J. Bouffard,
Secretary

Bedford, Massachusetts

April 24, 2006

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Boston Communications Group, Inc.

55 Middlesex Turnpike

Bedford, Massachusetts 01730

Proxy Statement for the Annual Meeting of Shareholders

to be Held on June 7, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Boston Communications Group, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on June 7, 2006 and at any adjournments of that meeting (the “Annual Meeting”). All proxies will be voted in accordance with the shareholders’ instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not be deemed to revoke a proxy unless the shareholder gives affirmative notice at the Annual Meeting that the shareholder intends to revoke the proxy and vote in person.

The Company’s 2005 Annual Report to Shareholders is being mailed to shareholders concurrently with this Proxy Statement on or about April 24, 2006.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished, without charge to any shareholder upon written request to the Company, Boston Communications Group, Inc., 55 Middlesex Turnpike, Bedford, Massachusetts 01730.

Voting Securities and Votes Required

At the close of business on April 14, 2006, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 17,905,803 shares of common stock, $.01 par value per share, of the Company (the “Common Stock”), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

The presence or representation by proxy of the holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present.

The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and voting at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Annual Meeting is required for approval of (i) the amendment to the Company’s 2005 Stock Incentive Plan to permit the exchange of certain stock options for a lesser number of new options to be granted under the Plan following cancellation of the surrendered options and (ii) the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the current fiscal year.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on matters, such as the ones presented for shareholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 28, 2006, with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each Director and each person nominated to become a Director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption “Executive Compensation” below and (iv) all current Directors and executive officers of the Company as a group. On February 28, 2006 there were 17,767,360 shares of Common Stock outstanding. Unless otherwise indicated, the address of each of the stockholders identified below is Boston Communications Group, Inc., 55 Middlesex Turnpike, Bedford, MA 01730.

Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Common Stock Outstanding (2)
Barclays Global Investors (3) 45 Fremont Street San Francisco, CA 94105	1,204,268		6.78%

Paul J. Tobin	613,031	(4)	3.42%

E.Y. Snowden	560,413	(5)	3.07%

Fritz E. von Mering	363,157	(6)	2.02%

William D. Wessman	201,250	(7)	1.12%

Brian E. Boyle	187,250	(8)	1.04%

Karen A. Walker	168,069	(9)	*

Gerald S. McGowan	160,250	(10)	*

James Dwyer	117,250	(11)	*

Paul R. Gudonis	83,250	(12)	*

Gerald Segel	81,250	(13)	*

All current Directors and executive officers as a group (13 persons)	2,684,579	(14)	13.13%

*	Less than 1%
(1)	Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(2)	The number of shares deemed outstanding with respect to a named person includes 17,767,360 shares outstanding as of February 28, 2006 plus any shares subject to options held by the person in question that are currently exercisable or exercisable within 60 days after February 28, 2006.
(3)	This information is based solely upon a Schedule 13G filed by Barclays Global Investors with the Securities and Exchange Commission on January 31, 2006.
(4)	Includes 161,000 shares issuable pursuant to stock options. Includes 280,831 shares held by the Paul J. Tobin 1988 Trust, 124,000 shares held by the Margaret M. Tobin 1988 Trust, and 10,500 shares held by the Tobin Children’s Trust. Mr. Tobin is the trustee of the Paul J. Tobin 1988 Trust. Mr. Tobin’s wife, Margaret M. Tobin, is trustee of the Margaret M. Tobin 1988 Trust.
(5)	Includes 497,400 shares issuable pursuant to stock options. Of these, 123,000 are held in trust for the benefit of Mr. Snowden’s children.
(6)	Includes 237,904 shares issuable pursuant to stock options.
(7)	Includes 200,050 shares issuable pursuant to stock options.

(8)	Includes 182,250 shares issuable pursuant to stock options. Also includes 5,000 shares owned by Boyle Family Revocable Trust of which Mr. Boyle is a trustee. Mr. Boyle disclaims beneficial ownership of these shares, except to the extent of his direct pecuniary interest therein.
(9)	Includes 152,665 shares issuable pursuant to stock options.
(10)	Includes 70,250 shares issuable pursuant to stock options. Also includes 40,000 shares held for the benefit of Mr. McGowan’s children.
(11)	Includes 42,250 shares issuable pursuant to stock options. Also includes 75,000 shares of common stock held in the Dwyer Nevada Family Limited Partnership.
(12)	Includes 81,250 shares issuable pursuant to stock options.
(13)	Consists of 81,250 shares issuable pursuant to stock options.
(14)	Includes 1,850,464 shares issuable pursuant to stock options.

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board of Directors has fixed the number of Directors at eight. The Board currently consists of two Class I Directors, whose terms expire at the 2006 Annual Meeting of Shareholders, three Class II Directors, whose terms expire at the 2007 Annual Meeting of Shareholders, and three Class III Directors whose terms expire at the 2008 Annual Meeting of Shareholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

The persons named in the enclosed proxy will vote to elect Gerald S. McGowan and Gerald Segel as Class I Directors to serve for a three-year term expiring at the 2009 Annual Meeting of Shareholders, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. All nominations to the Board of Directors are made by the Nominating Committee. The Nominating Committee will consider for nomination to the Board of Directors candidates suggested by the shareholders, provided that such recommendations are delivered to the Company, with an appropriate biographical summary, no later than the deadline for submission of shareholder proposals. Each nominee has indicated his willingness to serve, if elected, but if any nominee should be unable to stand for election, proxies may be voted for a substitute nominee designated by the Nominating Committee.

Set forth below are the name, age and certain other information with respect to each Director and nominee for Director of the Company. There are no family relationships among any of the Directors and executive officers of the Company.

The Board of Directors recommends a vote FOR the election of the nominees.

Nominees for Class I Directors

Gerald S. McGowan, 59, has served as a Director of the Company since November of 2001. Mr. McGowan is a founding principal of the Washington, D.C. law firm, Lukas, McGowan, Nace & Gutierrez where he practiced law for over 20 years. Mr. McGowan was instrumental in founding several telecommunications companies, including Dial Call, Integrated Northcoast and McLang Cellular. From 1996 to 1997 Mr. McGowan was a member of the Board of Directors of the Overseas Private Investment Corporation. From 1992 to 1994 Mr. McGowan was a member of the Board of Directors of the Cellular Telecommunications and Internet Association. From January of 1998 until July of 2001 Mr. McGowan was the United States Ambassador to Portugal. Mr. McGowan received his B.S. and J.D. degrees from Georgetown University. Mr. McGowan is a Director of Portugal Telecom.

Gerald Segel, 85, has served as a Director of the Company since October of 1996. Mr. Segel was Chairman of Tucker Anthony Incorporated from January 1987 until his retirement in May 1990. From 1983 to January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel received his B.A. from Harvard University.

Class II Directors

James A. Dwyer, Jr., 69, has served as a Director of the Company since June of 2004. Mr. Dwyer currently serves as President of Qualicom Systems, Inc., a company he formed in 1977, that provides mobile telephone and other communications services. Mr. Dwyer was a founder of the Cellular Telecommunications and Internet Association and served on its board for sixteen years and as its Chairman in 1995-1996. Mr. Dwyer has also formed a number of telecommunications companies, including InterOP Technologies, a company providing voice and data carrier solutions; Wireless One Network, a cellular telephone company formed in 1997, which was sold to AT&T Wireless in 2000; Independent Cellular Network, a cellular telephone company formed in 1987, which was sold in 1996 to 360° Communications; American Cellular Telephone Company, a cellular industry pioneer that built the original non-wireline systems in eighteen of the top ninety markets and was sold to BellSouth Mobility in 1986; and C.Q. Communications, a paging company of which Mr. Dwyer was the President from 1985 through its sale in 1989. From 1969 through 1975 Mr. Dwyer was an attorney and Vice President of Western Union International in New York, and served as the President of its subsidiary Air Signal International. Mr. Dwyer received his BBA from City College of New York and his J.D. from New York University School of Law. Mr. Dwyer is also a Director of NSight Communications and Pharos Systems, LLC.

Paul R. Gudonis, 52, has served as a Director of the Company since April 1996. Mr. Gudonis is currently President of FIRST, a non-profit organization whose mission is to inspire young people to pursue education and careers in service and technology. Mr. Gudonis served as President, CEO and Director of Centra Software, Inc., which provides software and services to organizations for real-time enterprise collaboration from July 2003 until April 2004. Mr. Gudonis served as Chairman and Chief Executive Officer of Genuity Inc. (formerly, GTE Internetworking), which provided business Internet services, from June of 2000 when it became an independent public company until February of 2003 when the majority of its assets were acquired by Level 3 Communications. Mr. Gudonis served as an Executive Vice President for Level 3 Communications, an international communications and information services company until July of 2003. Prior to that, Mr. Gudonis had served as President of GTE Internetworking since July 1997, when GTE acquired BBN Corporation, the parent company of BBN Planet, of which Mr. Gudonis had been President since November 1994. From 1991 to November 1994 Mr. Gudonis served as General Manager of the Communications Industry Group International division of EDS Corporation. From January 1989 until October 1990, Mr. Gudonis served as Senior Vice President and General Manager of APPEX Corp. (now EDS Personal Communications Division of EDS Corporation, a global telecommunications service company). Mr. Gudonis received his B.S. from Northwestern University and his M.B.A. from Harvard Graduate School of Business Administration.

Frederick (“Fritz”) E. von Mering, 53, has served as a Director of the Company since 1989 and as its Chief Operations Officer since May 2005. Mr. von Mering served as Vice President, Corporate Development from April 1999 until May 2005. From 1989 until March 1999, Mr. von Mering served as the Company’s Chief Financial Officer. From 1980 to 1986, Mr. von Mering served as Regional Vice President and General Manager for the paging division of Metromedia, Inc., a communications company. From 1975 to 1979, Mr. von Mering was employed at Coopers & Lybrand LLP. Mr. von Mering received his B.A. in accounting from Boston College and his M.B.A. from Babson College. Mr. von Mering is a Director and Audit Committee Chairman of MicroFinancial, Incorporated.

Class III Directors

Brian E. Boyle, 58, has served as a Director and Vice Chairman of the Company since February 1996. Mr. Boyle was employed by the Company from January 1994 to February 1996 as Chairman, New Wireless Services and from February of 1996 through August of 2001 as Vice Chairman. Mr. Boyle has been President of Boyle Corp., a management advisory firm since October of 1993. Mr. Boyle served as Chairman and CEO of GoldK, Inc., a provider of online management of 401(k) plans, from January 2000 through November 2002. From July 1990 to September 1993, Mr. Boyle served as Chairman and Chief Executive Officer of Credit Technologies, Inc. (now Lightbridge, Inc.), a supplier of customer application software for the wireless telephone industry. Prior to 1990, Mr. Boyle founded and operated a number of organizations servicing the telecommunications industry, including APPEX Corp. (now EDS Personal Communications Division of EDS Corporation, a global telecommunications service company) and Leasecomm Corp. (now MicroFinancial Incorporated), a micro-ticket leasing company. Mr. Boyle earned his B.A. in mathematics from Amherst College and his Ph.D. in operations research from M.I.T. Mr. Boyle is a Director of MicroFinancial Incorporated, as well as of several private companies.

Edward H. (“E.Y.”) Snowden, 51, has served as a Director of the Company and has served as its President and Chief Executive Officer since February 1998. Prior to joining the Company, Mr. Snowden served as President and Chief Operating Officer of American Personal Communications, L.P. d/b/a Sprint Spectrum, a telecommunications company, from February 1994 to December 1997. From June 1990 until February 1994, Mr. Snowden was an Area Vice President at Pacific Bell, Inc., a telecommunications company. Mr. Snowden was the President and then Chief Executive Officer at Universal Optical Company, Inc. from March 1986 to March 1988. Mr. Snowden received his B.S. from Stanford University and his M.B.A. from Harvard Graduate School of Business Administration.

Paul J. Tobin, 63, has served as Chairman of the Board of Directors since February 1996. Mr. Tobin served as the Company’s President and Chief Executive Officer from 1990 until February 1996, and from April 1997 to February 1998. Prior to joining the Company, Mr. Tobin served as President of Cellular One Boston/Worcester from July 1984 to January 1990 and as a Regional Marketing Manager for Satellite Business Systems, a joint venture of IBM, Comsat Corp. and Aetna Life & Casualty from April 1980 to June 1984. Mr. Tobin received his B.S. in economics from Stonehill College and his M.B.A. in marketing and finance from Northeastern University. Mr. Tobin is a Director of NWH, Inc.

Board and Committee Meetings and Attendance

The Board of Directors held twenty-four meetings during the fiscal year ended December 31, 2005. Each Director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he then served.

The Company’s corporate governance guidelines provide that Directors are expected to attend the annual meeting of shareholders. All the Directors attended the 2005 annual meeting of shareholders.

Board Committees

The Board of Directors has established three standing committees – Audit, Compensation, and Nominating and Corporate Governance – each of which operates under a charter that has been approved by the Board. Current copies of each committee’s charter are posted on the Corporate Governance section of the Company’s website, www.bcgi.net. In addition, a copy of the Audit Committee charter, as in effect on the date of this proxy statement, is attached as Appendix A.

The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s registered public accounting firm;

•	overseeing the work of the Company’s registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm the Company’s annual and quarterly financial statements and related disclosures;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing the Company’s internal audit function;

•	discussing the Company’s risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 29 of this proxy statement).

The Board of Directors has determined that Mr. Gudonis is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The members of the Audit Committee are Messrs. Boyle, Dwyer, Gudonis and Segel. The Audit Committee met seven times during 2005.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving, annually, corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s senior executives;

•	overseeing and administering the Company’s executive cash and equity incentive plans; and

•	reviewing and making recommendations to the Board with respect to Director compensation.

The members of the Compensation Committee are Messrs. Boyle, Dwyer, Gudonis, McGowan and Segel. The Compensation Committee met seven times during 2005.

No executive officer of the Company is a member of the compensation committee of another corporation or other entity (or serves an equivalent function for such corporation or other entity) whose executive officers served on the Company’s Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as Directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing an annual evaluation of the Board.

The members of the Nominating and Corporate Governance Committee are Messrs. Boyle, Dwyer, Gudonis, McGowan and Segel. The Nominating and Corporate Governance Committee met two times during 2005.

Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate Director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended Director nominees, the Nominating and Corporate Governance Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential Director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Boston Communications Group, Inc., 55 Middlesex Turnpike, Bedford, MA 01730. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by shareholders and will respond if and as appropriate. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Company’s General Counsel, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other Directors as he considers appropriate.

Shareholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Boston Communications Group, Inc., 55 Middlesex Turnpike, Bedford, MA 01730.

Code of Ethics

The Company has adopted a written Code of Ethics that applies to the Company’s Directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has posted a current copy of the code on its website, which is located at www.bcgi.net. The Company’s website address is included in this proxy statement as an inactive technical reference only. In addition, the Company intends to post on its website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Compensation and Stock Options

Effective in fiscal year 2006, non-employee Directors (which consist of Messrs. Boyle, Dwyer, Gudonis, McGowan and Segel) receive an annual retainer of $40,000 payable in four equal quarterly installments, plus $1,000 per meeting per day attended for their services as members of the Board of Directors and are reimbursed for their expenses incurred in connection with attending Board and committee meetings. They also receive a grant of 15,000 non-qualified stock options upon their initial election to the Board of Directors, which vests in three equal annual installments commencing on the first anniversary of the date of grant, plus a quarterly grant of 6,250 fully-vested non-qualified stock options. The non-qualified stock options are granted at the fair market value on the date of grant. Directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receive $500 for each such committee meeting attended. The Chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $7,500, which is payable in four equal quarterly installments. The Lead Director receives an annual retainer of $7,500, which is payable in four equal quarterly installments.

The Company does not pay or grant options to Directors who are also employees of the Company for their service on the Board of Directors.

Executive Compensation

The following table sets forth certain compensation information, for the fiscal years indicated, of the Company’s Chief Executive Officer during the year ended December 31, 2005 and the four other most highly compensated executive officers in 2005 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation			All Other Compensation ($)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($) (3)		Securities Underlying Options
Paul J. Tobin Chairman of the Board of Directors	2005 2004 2003	216,000 205,025 200,042	107,200 93,127 169,028	— — —	3,000	(4)	26,000 20,000 20,000	113,379 105,602 128,555	(9) (10) (11)

E.Y. Snowden President, Chief Executive Officer, Director	2005 2004 2003	366,000 350,036 336,946	254,303 224,282 390,497	— — —	9,000	(5)	53,000 66,000 84,000	106,523 110,051 78,724	(12) (13) (14)

Fritz E. von Mering Executive Vice President, Chief Operating Officer	2005 2004 2003	216,721 190,510 183,415	114,650 77,584 141,101	— — —	4,500	(6)	32,750 17,000 14,000	65,549 66,546 45,075	(15) (16) (17)

William D. Wessman Executive Vice President, Chief Technology Officer	2005 2004 2003	229,000 219,117 209,612	109,044 89,461 160,473	— — —	4,500	(7)	32,750 28,000 33,000	76,895 78,097 46,734	(18) (19) (20)

Karen A. Walker Executive Vice President, Chief Financial Officer	2005 2004 2003	229,600 219,139 209,655	116,104 95,512 160,495	— — —	5,000	(8)	35,000 32,000 31,000	32,953 32,824 15,136	(21) (22) (23)

(1)	Bonuses earned in a fiscal year but which were paid in the subsequent fiscal year are reflected in the year in which they were earned.
(2)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constitute less than the lesser of $50,000 or ten percent of the total salary and bonus reported for the executive officer during such fiscal year.
(3)	The Company made these restricted stock awards in February 2006 which were earned for the fiscal year ended December 31, 2005. The value shown in the table is the value as of the date of grant. The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during 2005, 2004 or 2003.
(4)	Consisting of 1,875 shares, one third of which vested on the date of grant and one-third of which shall vest in each of the two years following the date of grant. No dividends will be paid on the restricted stock. The value of the shares as of December 31, 2005 is $2,119.
(5)	Consisting of 5,625 shares, one third of which vested on the date of grant and one-third of which shall vest in each of the two years following the date of grant. No dividends will be paid on the restricted stock. The value of the shares as of December 31, 2005 is $6,356.
(6)	Consisting of 2,813 shares, one third of which vested on the date of grant and one-third of which shall vest in each of the two years following the date of grant. No dividends will be paid on the restricted stock. The value of the shares as of December 31, 2005 is $3,179.
(7)	Consisting of 2,813 shares, one third of which vested on the date of grant and one-third of which shall vest in each of the two years following the date of grant. No dividends will be paid on the restricted stock. The value of the shares as of December 31, 2005 is $3,179.

(8)	Consisting of 3,125 shares, one third of which vested on the date of grant and one-third of which shall vest in each of the two years following the date of grant. No dividends will be paid on the restricted stock. The value of the shares as of December 31, 2005 is $3,531.
(9)	Comprised of $2,120 in insurance premiums paid by the Company, $3,150 in matching funds paid by the Company to the executive’s 401(k) account and a benefit of $108,109 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(10)	Comprised of $2,097 in insurance premiums paid by the Company, $2,902 in matching funds paid by the Company to the executive’s 401(k) account, $5,223 in financial planning expenses paid by the Company and a benefit of $95,379 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(11)	Comprised of $3,034 in insurance premiums paid by the Company, $3,255 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $122,266 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(12)	Comprised of $3,177 in insurance premiums paid by the Company, $2,773 in matching funds paid by the Company to the executive’s 401(k) account and a benefit of $100,573 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(13)	Comprised of $3,204 in insurance premiums paid by the Company, $3,247 in matching funds paid by the Company to the executive’s 401(k) account, $6,135 in financial planning expenses paid by the Company and a benefit of $97,465 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(14)	Comprised of $1,813 in insurance premiums paid by the Company, $2,913 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $73,998 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(15)	Comprised of $1,637 in insurance premiums paid by the Company, $3,148 in matching funds paid by the Company to the executive’s 401(k) account and a benefit of $60,764 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(16)	Comprised of $1,621 in insurance premiums paid by the Company, $2,859 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $62,066 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(17)	Comprised of $1,256 in insurance premiums paid by the Company, $3,047 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $40,782 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(18)	Comprised of $1,816 in insurance premiums paid by the Company, $2,795 in matching funds paid by the Company to the executive’s 401(k) account and a benefit of $72,284 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(19)	Comprised of $1,795 in insurance premiums paid by the Company, $2,430 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $73,872 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(20)	Comprised of $1,396 in insurance premiums paid by the Company, $2,157 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $43,181 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(21)	Comprised of $1,436 in insurance premiums paid by the Company, $3,019 in matching funds paid by the Company to the executive’s 401(k) account and a benefit of $28,498 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(22)	Comprised of $2,463 in insurance premiums paid by the Company, $1,935 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $28,426 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.
(23)	Comprised of $772 in insurance premiums paid by the Company, $3,005 in matching funds paid by the Company to the executive’s 401(k) account, and a benefit of $11,359 accrued (net of tax) pursuant to the Supplemental Executive Retirement Plan.

Option Grants

The following table sets forth certain information concerning option grants during the fiscal year ended December 31, 2005 to the Named Executive Officers and the number and value of the unexercised options held by such persons on December 31, 2005.

OPTION GRANTS IN LAST FISCAL YEAR INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price $/ share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5% ($)	10% ($)
Paul J. Tobin	13,500 12,500	1.52 1.41	7.29 1.73	3/28/15 8/16/15	158,429 13,600	310,566 34,465

E.Y. Snowden	40,500 12,500	4.57 1.41	7.29 1.73	3/28/15 8/16/15	475,287 13,600	931,699 34,465

Fritz E. von Mering	20,250 12,500	2.28 1.41	7.29 1.73	3/28/15 8/16/15	237,644 13,600	465,849 34,465

William D. Wessman	20,250 12,500	2.28 1.41	7.29 1.73	3/28/15 8/16/15	237,644 13,600	465,849 34,465

Karen A. Walker	22,500 12,500	2.54 1.41	7.29 1.73	3/28/15 8/16/15	264,049 13,600	517,611 34,465

(1)	No stock appreciation rights were granted in 2005. The options vest in three equal annual installments commencing on the first anniversary of the date of grant.
(2)	The exercise price is equal to the fair market value of the Company’s Common Stock on the date of grant.
(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of future stock prices. This table does not take into account any appreciation or depreciation in the price of the Common Stock to date. Actual gain, if any, on stock option exercises will depend on future performance of the Common Stock and the date on which the options are exercised. Values shown are net of the option exercise price, but do not include deductions for tax or other expenses associated with the exercise.

Option Exercises and Holdings

The following table sets forth certain information concerning each exercise of stock options during the year ended December 31, 2005 by each of the Named Executive Officers, and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Paul J. Tobin	—	—	161,000	12,500	-0-	-0-
E.Y. Snowden	—	—	497,400	12,500	-0-	-0-
Frederick E. von Mering	—	—	237,904	12,500	-0-	-0-
William D. Wessman	—	—	200,050	12,500	-0-	-0-
Karen A. Walker	—	—	152,665	12,500	-0-	-0-

(1)	The per share value of unexercised in the money options is calculated by subtracting the per share option exercise price from the last per share sale price of the Company’s Common Stock on the NASDAQ National Market on December 31, 2005 ($1.13).
(2)	During 2005, the Company accelerated the vesting of certain options that had been awarded to employees, officers and directors under the Company’s 2000 Stock Option Plan and 2004 Stock Incentive Plan and that had exercise prices that were greater than $6.57 per share. The aggregate number of options held by Directors and executive officers that were accelerated was 455,326.

Employment Agreements with Named Executive Officers

On February 10, 1998, the Company entered into an employment letter agreement with E.Y. Snowden, pursuant to which Mr. Snowden was made the President and Chief Executive Officer and a Director of the Company. The agreement provides that Mr. Snowden will be paid an annual base salary and an annual performance-based bonus in amounts determined each year by the Compensation Committee of the Board of Directors. The agreement also provides that if Mr. Snowden’s employment is terminated without cause, as defined in the employment agreement, then the Company will pay, as severance, his base salary until such time as he is otherwise employed, up to a maximum of twelve months. In addition, as a result of a May, 2005 amendment to this employment agreement, in the event that, within the 24-month period following a change of control of the Company, Mr. Snowden’s employment is terminated by the Company without cause or by Mr. Snowden for good reason, as defined in the agreement, as amended, then (i) the Company will pay, as severance, in exchange for a release of claims in favor of the Company, Mr. Snowden’s base salary until such time as he is otherwise employed, up to a maximum of thirty months, (ii) Mr. Snowden will receive benefit continuation for thirty months and payment of his prorated target bonus, and (iii) all of Mr. Snowden’s unvested options shall vest upon such date of employment termination.

In May 2005, the Company entered into change of control agreements with Paul J. Tobin, Fritz E. von Mering, Karen A. Walker and William D. Wessman. Each agreement provides that if, within the 24-month period following a change of control of the Company, the employment of one of the aforementioned individuals is terminated by the Company without cause or by the individual for good reason, as such terms are defined in the change of control agreement, then, in exchange for a release of claims in favor of the Company, (i) the Company will pay, as severance, such individual’s base salary for twenty-four months, (ii) such individual will receive benefit continuation for twenty-four months and payment of his or her prorated target bonus, and (iii) all of such individual’s unvested options shall vest upon the date of employment termination.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,435,927	(1)	$7.56	934,376	(2)

Equity compensation plans not approved by security holders (3)	656,461		$9.20	0
Total	4,092,388	(1)	$7.82	934,376	(2)

(1)	Includes 138,443 shares purchased by employees under the Company’s 2004 Employee Stock Purchase Plan on February 28, 2006 at a price of $1.428 per share.
(2)	Excludes 75,898 shares in the Company’s 2004 Employee Stock Purchase Plan that was canceled effective March 1, 2006.
(3)	Historically, there have been four equity compensation plans that were approved by the Board of Directors of the Company but not by the security holders.

In February 1998, the Board of Directors granted a non-qualified stock option for the purchase of up to 400,000 shares of the Company’s common stock to E.Y. Snowden in order to induce Mr. Snowden to join the Company as Chief Executive Officer. This option was issued at an exercise price of $7.0625 per share (the fair market value on the date of grant), and vested in five equal annual installments commencing on February 10, 1998. The option is for a term of ten years from the date of grant. As of December 31, 2005, 271,500 of these shares remain unexercised.

In June 1999, the Board of Directors approved the grant of non-qualified stock options for the purchase of up to 110,000 shares of common stock (the “1999 Option Plan”) in connection with the engagement of Jerrold D. Adams as Acting General Manager of the Company’s Systems Division. Mr. Adams completed this engagement in March of 2000. Options have been issued at various times, each at the fair market value on the date of grant. These options were fully vested at the date of grant and are for a term of ten years from the date of grant. The 1999 Option Plan was terminated upon approval of the 2004 Stock Incentive Plan, except that all outstanding options continue to be exercisable in accordance with their terms. As of December 31, 2005, there were no outstanding options under this plan.

In February 2000, the Board of Directors approved a plan reserving 150,000 shares of common stock for issuance upon exercise of non-qualified options. An option for the purchase of these shares was originally granted to Andrew D. Price in order to induce Mr. Price to join the Company as Chief Operating Officer. The option was issued at an exercise price of $7.313 per share (the fair market value on the date of grant), and vested in three equal annual installments commencing on February 1, 2001. The option was for a term of ten years from the date of grant. Upon the termination of Mr. Price’s employment in November 2001, options for 50,000 shares had vested and were exercised, and the balance was cancelled. Options have been issued to other employees of the Company pursuant to the plan at the fair market value on the date of grant. These options generally vest in three equal annual installments commencing on the first anniversary of the date of grant. As of December 31, 2005, there were outstanding options for 66,665 shares at a weighted average exercise price of $9.47.

In April 2001, the Board of Directors approved a plan of non-qualified stock options, consisting of 500,000 shares (the “2001 Option Plan”). Options granted under the plan are for a term of ten years from the date of grant. These options generally vest in three equal annual installments commencing on the first anniversary of the date of grant. Options are issued at the fair market value on the date of grant. The 2001 Stock Option Plan was terminated upon approval of the 2004 Stock Incentive Plan, except that all outstanding options continue to be exercisable in accordance with their terms. As of December 31, 2005, there were outstanding options for 318,296 shares at a weighted average exercise price of $10.96.

In the event of a merger, liquidation or acquisition of the Company, the Board of Directors shall provide that the outstanding options be assumed or that equivalent options be substituted for the outstanding options by the acquiring or succeeding corporation, or, if the acquiring or succeeding corporation does not agree to do so, that all of the unexercised options shall be exercisable in full prior to the merger, liquidation or acquisition or that the option holders receive a cash payment equal to the difference between the acquisition price and the exercise price.

The shares reserved for issuance under all of the foregoing stock options have been registered with the SEC on Forms S-8.

REPORT OF THE COMPENSATION COMMITTEE

This report is submitted by the Compensation Committee and addresses the Company’s policies for 2005 as they apply to the Company’s executive officers.

Policies and Philosophy

The Company’s executive compensation program is structured and administered to achieve three broad goals in a manner consistent with shareholder interests. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company. Finally, the Compensation Committee designs the Company’s executive compensation programs to provide executives with long-term equity ownership opportunities in the Company in order to align executive and shareholder interests.

In evaluating both individual and corporate performance for purposes of determining salary and bonus levels and stock option grants, the Compensation Committee places significant emphasis on the extent to which strategic and business plan goals are met, including the progress and success of the Company with respect to matters such as achieving operating budgets, establishing strategic marketing, distribution and development alliances, product development and enhancement of the Company’s strategic position, as well as on the Company’s overall financial performance.

Executive Compensation in Fiscal 2005

The compensation programs for the Company’s executives established by the Compensation Committee consist of three primary elements based upon the foregoing objectives: (i) base salary and benefits competitive with the marketplace, (ii) bonus grants and (iii) stock-based equity incentives in the form of participation in the Company’s stock plans. The Compensation Committee believes that providing a base salary and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. In addition, the Compensation Committee believes that bonuses based on both corporate and individual performance provide incentives to its executive officers that align their interests with those of the Company as a whole. The Compensation Committee generally provides executive officers discretionary stock option or restricted stock awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities that are aligned with the ownership interests of the Company’s shareholders. In evaluating the salary level, bonuses and equity incentives to award to each current executive officer, the Compensation Committee examines the progress that the Company has made in areas under the particular executive officer’s supervision, such as development or sales, and the overall performance of the Company.

In determining the equity incentives for the Named Executive Officers, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual’s job responsibilities, (ii) the individual’s performance, including the expected contribution of the executive officer to the Company’s goals, (iii) the Company’s long-term needs and goals, including attracting and retaining key management personnel, (iv) the Company’s competitive position, which includes consideration of third-party compensation survey data for executive positions at comparable companies, and (v) guidance from a compensation consultant. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual. The Compensation Committee believes that the salary levels of its executive officers are in the median of the compensation ranges when compared to the compensation levels of companies at similar stages of development as the Company.

The Company has an Executive Incentive Compensation Plan (the “Executive Plan”) for all executive officers that consists of two components: Bonus Incentive Compensation and Stock Incentive Compensation.

Bonus Incentive Compensation

The Executive Plan provides for different target bonus amounts for each executive officer, using a percentage of base pay derived from third-party compensation survey data for comparable companies and executive positions along with the guidance of a compensation consultant. The total bonus is comprised of three major components:

Executive’s personal qualitative performance appraisal	20% of target
Company’s quantitative financial performance	40% of target
Executive’s achievement of strategic goals	40% of target

The qualitative personal performance appraisal is paid annually based upon the executive officer’s accomplishment of qualitative goals that are established by the executive officer’s manager. The Executive Plan provides for a graduated scale of payment for the 40% of target that is based on quantitative performance, so that an executive officer may earn no quantitative bonus, a fraction of his or her target, or up to 200% of the quantitative part of the target, depending upon the financial performance of the Company.

For the achievement of the strategic goals component of the bonus, the potential amount to be earned is entirely funded by the financial performance of the business, as described in the preceding paragraph. The amount earned by the executive officer is based upon the executive officer’s performance against strategic goals that are approved by the Company’s Compensation Committee.

Quantitative financial performance bonuses are based upon a combination of earnings and revenue achievement against targets for the Company as a whole. Results are generally weighted more heavily on earnings than revenue.

Stock Incentive Compensation

The Stock Incentive Compensation consists of stock option grants to each executive officer that vest in three equal installments over a three-year period commencing on the first anniversary of the date of grant. The exercise price of the options is the fair market value of the stock at the date of grant. In addition, executive officers received a grant of restricted stock on a graduated scale in early 2006 based on the Company’s quantitative performance for the previous year. The restricted shares were granted at a price per share equal to $0.01 par value. One-third of the shares granted vested upon grant and one-third of the shares shall vest in each of the two years following the date of grant.

In February of 2005, the Company’s Board of Directors established ownership guidelines for the Company’s Named Executive Officers. These guidelines require that, by February 28, 2010, each executive maintain ownership of a number of shares of the Company’s Common Stock with an aggregate fair market value equal to a percentage of such individual’s then current base salary, as follows:

Name	Percentage of Salary
E.Y. Snowden	75%
Paul J. Tobin	75%
Fritz von Mering	50%
Karen A. Walker	50%
William D. Wessman	50%

Supplemental Executive Retirement Plan

In October of 2002, the Company approved a Supplemental Executive Retirement Plan for the Company’s senior management team. There are seventeen participants in the plan, including the Company’s executive officers. The plan provides retirement income to participants beginning at age 65, payable to age 80. The amount of the payment is calculated to be 3.89% of final average earnings times the number of years of service with the Company, to a maximum of 70% of final average earnings, reduced by the amount of social security benefits, any benefits from a defined benefit plan of a former employer and any matching benefits from a defined contribution plan with a employer matching contribution. Vesting of benefits begins after five years of service on the senior management team, at which time 25% of the accrued benefit is vested. An additional 15% is vested for each additional year of service, with accrued benefits being fully vested after ten years of service. Benefits become fully vested upon death prior to retirement or upon merger or acquisition of the Company. In the event of early retirement, the benefit is reduced by 6% times the number of years prior to age 65 that retirement occurs.

Benefits

The Company’s executive officers are entitled to receive medical benefits and to participate in the Company’s 401(k) Savings Plan on the same basis as other full time employees of the Company. The Company provides to its executive officers life insurance with the amount of coverage equal to two times annual base salary (except that Mr. Snowden receives coverage equal to three times annual base salary), full salary continuation for up to six months in the event of short term disability, and long term care insurance to provide for nursing home or home health care for up to six years. Executive officers are also entitled to a one-time reimbursement of between $3,000 and $15,000 for financial planning expenditures, depending on their level, and to a reimbursement of up to $2,000 every five years for a medical examination.

Compensation of the Chief Executive Officer in Fiscal 2005

The compensation philosophy applied by the Compensation Committee in establishing the compensation for the Company’s President and Chief Executive Officer is the same as for the other senior management of the Company — to provide a competitive compensation opportunity that rewards performance.

Mr. Snowden served in the positions of President, Chief Executive Officer and a Director of the Company during the year ended December 31, 2005, and he received a salary of $366,000 for fiscal 2005. The Compensation Committee believes that this amount is in the median of the range of the compensation of Chief Executive Officers at other publicly-traded companies at a similar stage of development as the Company. The Company paid Mr. Snowden a bonus of $254,303 for performance in 2005, based upon the achievement of Company performance and individual goals set by the Compensation Committee. On March 28, 2005, the Company granted to Mr. Snowden an option to purchase 40,500 shares of the Company’s Common Stock at an exercise price of $7.29 per share (the fair market value on the date of grant), which vests in three equal installments over a three-year period commencing on the first anniversary of the date of grant. On August 16, 2005, the Company granted to Mr. Snowden an option to purchase 12,500 shares of the Company’s Common Stock at an exercise price of $1.73 per share (the fair market value on the date of grant), which vests in three equal installments over a three-year period commencing on the first anniversary of the date of grant. On February 15, 2006 the Company granted to Mr. Snowden 5,625 shares of restricted stock at a purchase price of $.01 per share, one third of which vested on the date of grant and one third of which shall vest in each of the two years following the date of grant.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Section 162(m) of the Internal Revenue Code or 1986, as amended (the “Code”), generally disallows tax deductions to publicly traded corporations for compensation over $1,000,000 paid to the corporation’s Chief Executive Officer or any of its other four most highly compensated executive officers. Certain compensation, including qualifying performance-based compensation, will not be subject to this disallowance if certain requirements are met. The Company currently intends to structure the compensation arrangements of its executive officers in a manner that will avoid disallowances under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

COMPENSATION COMMITTEE

Gerald S. McGowan

Brian E. Boyle

James A. Dwyer, Jr.

Paul R. Gudonis

Gerald Segel

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. McGowan, Boyle, Dwyer, Gudonis and Segel. No member of the Compensation Committee was at any time during 2005, or formerly, an officer or employee of the Company or any of the Company’s subsidiaries, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of copies of reports filed by Reporting Persons required to file such reports pursuant to Section 16(a) of the Exchange Act, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Common Stock of the Company during the period from December 31, 2001 to December 31, 2005 with the cumulative total return over the same period of the NASDAQ National Market (U.S. Companies) (the “NASDAQ Composite Index”) and the NASDAQ Telecommunications Index. This comparison assumes the investment of $100 on December 31, 2001 in the Company’s Common Stock, the NASDAQ Composite Index and the NASDAQ Telecommunications Index and assumes dividends, if any, are reinvested.

APPROVAL OF AMENDMENT TO 2005 STOCK INCENTIVE PLAN

At the annual meeting, the stockholders are being requested to approve an amendment of the 2005 Stock Incentive Plan (the “2005 Plan), to permit a one-time exchange of certain options currently outstanding under the Company’s 1996 Stock Option Plan (the “1996 Plan”), the Company’s 1998 Stock Option Plan (the “1998 Plan”), the Company’s 2000 Stock Option Plan (the “2000 Plan”), and the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) and the 2005 Plan (together the “Stock Option Plans”) for a lesser number of new options to be granted under the 2005 Plan following the cancellation of the surrendered options (the “Option Exchange Program”). A summary of the current provisions of the 2005 Plan is set forth beginning on page 23 of this proxy statement

Introduction

The Board of Directors has determined that it would be in the best interests of the Company and its stockholders to amend the 2005 Plan to provide eligible employees, other than the Directors and Named Executive Officers, a one-time opportunity to exchange certain stock options issued under the Stock Option Plans for a lesser number of options to be granted under the 2005 Plan after the surrendered options are cancelled. The new options would have an exercise price equal to the fair market value of the Company’s common stock on the date of the new grant. The text of the stock plan amendment is attached as Appendix B. A copy of the existing 2005 Plan is attached as Appendix C.

This Option Exchange Program, if approved by the stockholders, will benefit the broad base of the employees of the Company and its subsidiaries, who are the Company’s most important resource and are critical to its future growth. The Directors and the Named Executive Officers of the Company will not be permitted to participate in this program.

Stock options are an important part of the Company’s compensation program because they help motivate and reward the employees’ efforts to increase the success and growth of the Company. By granting stock options to employees, the Company further aligns its interests with those of the stockholders and motivates them to remain employed by the Company for the long term.

The price of the Company’s stock declined significantly in 2005. Most of the Company’s employees now hold stock options with exercise prices that greatly exceed the current market price of the Company’s common stock. Consequently, these options have diminished value as an incentive to motivate and retain valuable employees. Additionally, the existing options will remain outstanding with the potential to dilute stockholders’ interests for up to ten years from the grant date unless they are cancelled or otherwise forfeited.

In order to increase the motivational and retention value of the Company’s stock option program and to decrease the potentially dilutive effect of the large number of options held by employees that have exercise prices substantially above the current market price of the common stock, the Board of Directors is proposing an option exchange. Employees who elect to participate in the Option Exchange Program will receive a smaller number of new options than they surrender in the exchange. Additionally, the new options will have a new vesting schedule, thus requiring employees to continue their employment with us in order to realize any benefit from the new options.

Description of the Option Exchange Program

Implementing the Option Exchange Program

The Board of Directors of the Company authorized the Option Exchange Program on March 28, 2006, upon the recommendation of the Compensation Committee and subject to stockholder approval of the amendment to the 2005 Plan. If the stockholders approve this proposal, at the discretion of the Board of Directors, eligible employees will be offered the opportunity to participate in the Option Exchange Program on a date to be determined after the annual meeting.

Upon the commencement of the Option Exchange Program, eligible employees will be offered the opportunity to participate in the Option Exchange Program under an offer of exchange which will be filed with the SEC and distributed to all eligible employees. Eligible employees will be given at least twenty (20) U.S. business days in which to accept the offer. The surrendered options will be cancelled on the first business day following this election period. The new options will be granted following the cancellation of the old options.

Exchange Ratios

The number of options that an employee must surrender in order to obtain a new option is called the exchange ratio. For example, an exchange ratio of 2.00 means that an employee must surrender two old options in order to receive one new option. Various exchange ratios will be set corresponding to the exercise prices of the eligible stock options. The exchange ratios will be determined in a manner designed to reduce stockholder dilution. The number of new options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis.

The table below, which shows the exchange ratios for various exercise prices was constructed using the Black-Scholes valuation model, which is a widely recognized and accepted method to determine the value of a stock option. The Black-Scholes valuation model takes into account a number of variables, including stock price, exercise price, stock volatility, risk-free rate of return, historical dividend yield and the remaining term of the options being valued. The Company has relied on Pearl Meyer & Partners, a nationally recognized independent consulting firm, to help the Company determine the appropriate option values and resulting exchange ratios that appear in the table below.

Exchange Ratios

Tier	Exercise Price of Old Options	Number of Old Options To be Surrendered for each New Option
1	$12.00 or Higher	2.50
2	$8.00 – $11.99	2.00
3	$4.00 – $7.99	1.50
4	Below $4.00	1.00

*	An option will be eligible for the exchange only if its exercise price is at least 150% of the FMV of the Company’s common stock on the date of the exchange offer.

Outstanding Options Eligible for Exchange

In order to be eligible for exchange under the proposed Option Exchange Program, the options must (1) be held by an eligible employee and (2) have been granted under one of the Stock Option Plans. The 1996 Plan, the 1998 Plan, the 2000 Plan and the 2004 Plan were replaced by the 2005 Plan when it was approved on June 8, 2005 and no further awards may be made under those Plans. All Replacement Options will be issued under the 2005 Plan.

Eligible Employees

If implemented, the Company will offer the Option Exchange Program to employees of the Company who hold eligible stock options except for the Named Executive Officers and Directors. Members of the Board of Directors will not be eligible to participate.

An employee who tenders his or her options for exchange will receive new options in exchange only if he or she is employed by the Company on the date that the new options are granted.

Election to Participate

If the Option Exchange Program is commenced, eligible employees will have the choice, on a grant-by-grant basis (i.e., options granted on the same date with the same exercise price) whether to cancel grants of stock options and exchange them for new options in accordance with the exchange ratios.

Exercise Price of New Options

The new options will have an exercise price equal to the fair market value of the Company’s common stock on the date of the new grant.

Vesting of New Options

The new options will vest on the earlier of (i) the first anniversary of the grant date, or (ii) sixty days prior to the end of the term of the old option. This means that all new options will be unvested at the time of the new grant, regardless of whether the options exchanged were partially or wholly vested. In the event that the employment of an individual holding a new option is terminated by the Company without cause or by the individual for good reason, as such terms are defined in the applicable option agreement covering the new option, within the 12-month period following a change of control of the Company, then all of such individual’s unvested options shall vest upon the date of employment termination.

Term of New Options

The term of an option is the length of time during which it may be exercised. Each new option will have the same term as that of the exchanged option.

Other Conditions of New Options

The new options will otherwise be governed by the terms of the 2005 Plan.

U.S. Federal Income Tax Consequences

The exchange of options should be treated as a non-taxable exchange, and the Company and its employees should recognize no income for U.S. federal income tax purposes upon the grant of the new options. Please note that foreign tax consequences may vary. The new options may be incentive stock options or non-qualified stock options for U.S. federal income tax purposes. Holding periods will be determined by the date of grant and the date of exercise of the new options.

Potential Modification to Terms to Comply With Governmental Requirements

The terms of the Option Exchange Program will be described in a Tender Offer Statement that will be filed with the SEC. Although the Company does not anticipate that the SEC would require us to modify the terms materially, it is possible that the Company will need to alter the terms of the Option Exchange Program to comply with SEC comments. In addition, it is currently the Company’s intention to make the Option Exchange Program available to employees who are located outside of the United States, where permitted by local law and where the Company determines it is practical to do so. It is possible that modifications may need to be made to the terms offered to employees in countries outside the United States to comply with local requirements or for tax or accounting reasons.

Benefits of the Option Exchange Program to Employees and Officers

Because participation in the Option Exchange Program will be voluntary, the Company cannot predict how many employees will choose to participate and how many options they will tender. The following table shows the maximum number of options that are eligible to be cancelled and the maximum number of options that would be reissued at the exchange ratio based on a FMV of $2.00 per share of common stock, assuming all eligible employees elect to participate in the Option Exchange Program. As noted above, neither the Named Executive Officers nor the Directors will be eligible to participate in the Option Exchange Program.

	Maximum Number of Shares of Stock Underlying Existing Options that May Be Cancelled	Maximum Number of Shares of Stock Underlying New Options that May Be Granted
All Eligible Employees (Other Than Executive Officers) as a Group	1,299,929	747,169
All Executive Officers (Other Than the Named Executive Officers) as a Group	119,695	74,752

Effect on Stockholders

The Company is not able to predict with certainty the effect the Option Exchange Program will have on the Company’s stockholders as it is unable to predict how many eligible employees will elect to participate and how many options they will choose to tender. If all eligible employees were to surrender all of their eligible options at an exchange ratio based on a FMV of $2.00 per share of common stock, then after the completion of the Option Exchange Program, the Company would have 597,703 fewer stock options outstanding. Following such an exchange, outstanding options would then represent approximately 17.2% of the outstanding shares versus 19.5% as of March 31, 2006.

Description of the 2005 Plan

The following is a brief summary of the 2005 Plan, a copy of which is attached as Appendix C to this Proxy Statement.

Types of Awards

The 2005 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below (collectively, “Awards”).

Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Subject to the limitations described below, Options may be granted at an exercise price which may be equal to or greater than the fair market value of the Common Stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). Options may not be granted for a term in excess of ten years. The 2005 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash, check or in connection with a “cashless exercise” through a broker, (ii) subject to certain conditions, surrender to the Company of shares of Common Stock, (iii) subject to certain conditions, delivery to the Company of a promissory note, (iv) any other lawful means, or (v) any combination of these forms of payment.

Stock Appreciation Rights.    A Stock Appreciation Right, or SAR, is an award entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted independently or in tandem with an Option.

Restricted Stock Awards.    Restricted Stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award.

Restricted Stock Unit Awards.    Restricted Stock Unit Awards entitle the recipient to receive shares of Common Stock to be delivered at the time such shares vest pursuant to the terms and conditions established by the Board of Directors.

Other Stock-Based Awards.    Under the 2005 Plan, the Board of Directors has the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board of Directors may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of Common Stock, and the grant of Awards entitling recipients to receive shares of Common Stock to be delivered in the future.

Performance Conditions

The Compensation Committee may determine, at the time of grant, that a Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code. The performance criteria for each such Award will be based on one or more of the following measures: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total shareholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income or (p) cash flow. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Compensation Committee; and (iii) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).

Number of Shares Available For Awards

Subject to adjustment in the event of stock splits and other similar events, Awards may be made under the 2005 Plan for (a) 1,500,000 shares of Common Stock, including all shares of Common Stock that were available for issuance under the Old Plans immediately before the termination of the Old Plans, and (b) any shares of Common Stock subject to awards under the Old Plans which expire, terminate, or are otherwise surrendered, canceled or forfeited, provided that the total number of shares available for issuance as Awards under the 2005 Plan shall not exceed 2,100,000 shares. An Award of an Option or an SAR shall reduce the number of shares available for Awards under the 2005 Plan by one share for each share of Common Stock subject to the Option or SAR. An Award other than an Option or an SAR will reduce the number of shares available for Awards under the 2005 Plan by two and four-tenths (2.40) shares for each share of Common Stock issued upon settlement of such Awards. This factor of two and four-tenths may be changed from time to time by action of the Compensation Committee of the Board of Directors. Awards settled in cash shall not reduce the number of shares available for Awards under the 2005 Plan.

If any Award under the 2005 Plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of Common Stock covered by such Award will again be available for grant under the 2005 Plan, subject, however, in the case of incentive stock options, to any limitations under the Code. Any Common Stock that again becomes available for grant pursuant to the preceding sentence shall be added back as one share, except that any Common Stock that again becomes available for grant in connection with an Award other than an Option or an SAR shall be added back as two and four-tenths shares. This factor of two and four-tenths may be changed from time to time by action of the Compensation Committee of the Board of Directors.

Transferability of Awards

Except as the Board of Directors may otherwise determine or provide in an Award, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the Participant, Awards are exercisable only by the Participant.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 2005 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its subsidiaries.

The maximum number of shares with respect to which Awards may be granted to any participant under the 2005 Plan may not exceed 100,000 shares per calendar year. For purposes of this limit, the combination of an Option in tandem with SAR is treated as a single award. The maximum number of shares with respect to which awards other than options and SARs may be granted is 50,000. In addition, the maximum number of shares with respect to which awards may be granted to directors who are not employees of the Company at the time of grant is 100,000.

Administration

The 2005 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Plan and to interpret the provisions of the 2005 Plan. Pursuant to the terms of the 2005 Plan, the Board of Directors may delegate authority under the 2005 Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2005 Plan, including the granting of options to executive officers.

Subject to any applicable limitations contained in the 2005 Plan, the Board of Directors, the Compensation Committee, or any other committee to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of the Common Stock), (iii) the duration of options (which may not exceed 10 years), and (iv) the number of shares of Common Stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based Awards and the terms and conditions of such Awards, including conditions for repurchase, issue price and repurchase price.

The Board of Directors is required to make appropriate adjustments in connection with the 2005 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2005 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled or (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company. In connection with a Reorganization Event, the Board of Directors or the Compensation Committee will take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board or the Committee determines: (i) provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice, provide that all unexercised Options or other unexercised Awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (iii) provide that outstanding Awards will become realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to an Award holder equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the holder’s Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder’s outstanding Awards, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

The Board of Directors or the Compensation Committee may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

Substitute Options

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms, as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the 2005 Plan. Substitute Options will not count against the 2005 Plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants

The Board of Directors or the Compensation Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2005 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

No Award may be made under the 2005 Plan after February 28, 2015, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 2005 Plan, provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ National Market, Inc. may be made effective unless and until such amendment shall have been approved by the Company’s stockholders, and (iii) if the NASDAQ National Market, Inc. amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ National Market, Inc. rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan, (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the

Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2005 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no Award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based Award granted under the 2005 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying Common Stock.

Tax Consequences to the Company

There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board of Directors’ Recommendation

To provide incentives to eligible employees and to further align their interests directly with those of the stockholders, the Board of Directors has unanimously approved the proposed amendment and recommends a vote FOR such amendment.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2005 and has discussed these financial statements with the Company’s management. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company’s management, internal accounting, financial and auditing personnel and the registered public accounting firm, the following:

•	the plan for, and the registered public accounting firm’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in the Company’s accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to the Company; and

•	the adequacy of the Company’s internal controls and accounting, financial and auditing personnel.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with Ernst & Young LLP, the Company’s registered public accounting firm. SAS 61 requires the Company’s registered public accounting firm to discuss with the Company’s Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management, of which there were none, about financial accounting and reporting matters and audit procedures.

The Company’s registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the registered public accounting firm the matters disclosed in this letter and their independence from the Company.

Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Management is responsible for the Company’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s registered public accounting firm, Ernst & Young LLP, is responsible for conducting an independent integrated audit of the Company’s annual financial statements and the effectiveness of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports on the results of their audit.

By the Audit Committee of the Board of Directors of Boston Communications Group, Inc.

AUDIT COMMITTEE

Paul R. Gudonis

Brian E. Boyle

James A. Dwyer, Jr.

Gerald Segel

RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of Ernst & Young LLP as the Company’s registered public accounting firm for the current fiscal year. Ernst & Young LLP has served the Company since 1988.

Although shareholder ratification of the Board of Directors’ selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to provide shareholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Independent Auditor’s Fees

The following table summarizes the fees of Ernst & Young LLP, the Company’s registered public accounting firm, billed to us for each of the last two fiscal years for audit and audit related services:

Fee Category	2005	2004
Audit Fees (1)	$393,800	$399,700
Audit-Related Fees (2)	184,700	124,500
Tax Fees (3)	12,600	—
All Other Fees (4)	—	—

Total Fees	$591,100	$524,200

(1)	Audit fees consist of fees for the audit of the Company’s financial statements, the audit of the Company’s internal control over financial reporting, the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other professional services provided in connection with regulatory filings or engagements. All such fees were approved by the Audit Committee.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of the Company’s financial statements and which are not reported under “Audit Fees”. These services related to internal control assistance, accounting consultations and, in 2004, $113,600 for the issuance of Type I SAS 70 reports related to bcgi’s Real-Time Billing and Voyager Billing platforms, and in 2005 $162,300 for the issuance of Type II SAS 70 reports related to bcgi’s Real-Time Billing and Voyager Billing platforms. All such fees were approved by the Audit Committee.
(3)	Tax fees consist of fees for foreign income tax preparation and federal income tax return and IRS audit related consulting. All such fees were approved by the Audit Committee.
(4)	Ernst & Young LLP did not provide any other services to the Company in 2005 or 2004.

Pre-Approval Policy and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s registered public accounting firm. This policy generally provides that the Company will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided.

The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s registered public accounting firm for the year ending December 31, 2006.

OTHER MATTERS

The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee of $5,000, plus reimbursement of out-of-pocket expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

Householding Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Boston Communications Group, Inc. 55 Middlesex Turnpike, Bedford, Massachusetts 01730, 781-904-5000. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Shareholder Proposals for 2007 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Company at its principal office in Bedford, Massachusetts not later than December 26, 2006 for inclusion in the proxy statement for that meeting.

If a shareholder of the Company wishes to present a proposal before the 2007 Annual Meeting of Shareholders and the Company has not received notice of such matter prior to December 26, 2006, the Company shall have discretionary authority to vote on such matter, if the Company includes a specific statement in the proxy statement or form of proxy, to the effect that it has not received such notice in a timely fashion.

By Order of the Board of Directors,

Alan J. Bouffard,

Secretary

April 24, 2006

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT SHAREHOLDERS PLAN TO ATTEND, SHAREHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

APPENDIX A

BOSTON COMMUNICATIONS GROUP, INC.

AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

B.	Structure and Membership

1.	Number. The Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Audit Committee shall be independent as defined by NASDAQ rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act (subject to the exemptions provided in Rule 10A-3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.	Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the registered public accounting firm (the firm), in accordance with its business judgment. Management is responsible for:

•	the management processes and systems;

•	the internal control structure;

•	the preparation, presentation, and integrity of the Company’s financial statements; and

•	the appropriateness of the accounting principles and reporting policies that are used by the Company.

The registered public accounting firm is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the firm’s report.

Oversight of the Registered Public Accounting Firm

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the registered public accounting firm. The Audit Committee may, in its discretion, seek shareholder ratification of the firm it appoints. Any recommendation concerning the appointment of the firm is the responsibility of the Audit Committee.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the appointed firm. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the firm describing all relationships between the firm and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the firm concerning any disclosed relationships or services that might impact the objectivity and independence of the firm.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the appointed firm. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the firm established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the appointed firm or other firms, and all other services (review, attest and non-audit) and associated terms to be provided to the Company by the firm; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

5.	Oversight. The independent auditor shall report directly to the Audit Committee and the Audit Committee shall have sole and direct responsibility for overseeing the work of the appointed firm, including resolution of disagreements between Company management and the firm regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the firm regarding:

–	critical accounting policies and practices;

–	alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the firm; and

–	other material written communications between the firm and Company management.

Audited Financial Statements

6.	Discussion of Audited Financial Statements. The Audit Committee shall review and discuss with the Company’s management and registered public accounting firm the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

9.	Registered Public Accounting Firm Review of Interim Financial Statements. The Audit Committee shall direct the firm to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the firm’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the firm’s review of interim financial information.

Controls and Procedures

10.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal accounting controls, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

11.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

12.	Internal Audit. The Audit Committee shall review the adequacy and effectiveness of the Company’s internal audit function, its degree of independence and staffing levels as well as concurring in the appointment or dismissal of the Director of Internal Audit.

13.	Related-Party Transactions. The Audit Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee.

14.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

15.	Code of Conduct Waivers. The Audit Committee shall review all waivers from the Code of Conduct for directors and executive officers. All such waivers must be approved by the Audit Committee.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall periodically meet separately with: (i) the registered public accounting firm; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee may meet in private session as is deemed necessary with the above-named groups. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Independent Advisors. The Audit Committee shall have the authority, without further action from the Board of Directors, to engage and determine funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

7.	Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate to fulfill its responsibilities.

As Amended December 20, 2005

APPENDIX B

BOSTON COMMUNICATIONS GROUP, INC.

TEXT OF PROPOSED AMENDMENT TO 2005 STOCK INCENTIVE PLAN

Section 5(d) of the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) is amended to read as follows:

(d) Limitation on Repricing.

(i) In General. Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) except as provided in subparagraph (ii) below, the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

(ii) Stock Option Exchange Program.

(1) Options.    Certain Optionees will be permitted to make a one-time exchange (the “Option Exchange Program”) of certain Options (“Eligible Options”) for a lesser number of new Options (“Replacement Options”). All Optionees except for (A) the Company’s Named Executive Officers, (B) the Company’s Directors, and (C) employees located in countries where the Company decides, in its sole discretion, that it is not feasible or practical under local regulations to offer the Option Exchange Program are eligible to participate in the Option Exchange Program (collectively, “Eligible Optionees”). Eligible Options that are tendered by Eligible Optionees will be exchanged for a lesser number of Replacement Options determined in accordance with the Option exchange ratios set forth below. The Replacement Options will be granted on a date determined by the Board of Directors following the date on which the Eligible Options are surrendered.

(2) Exchange Ratios.    The number of Replacement Options granted according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. The Option exchange ratios are set forth in the table below:

Exchange Ratios*

Tier	Exercise Price of Old Options	Number of Old Options To be Surrendered for each New Option
1	$12.00 or Higher	2.50
2	$8.00 – $11.99	2.00
3	$4.00 – $7.99	1.50
4	Below $4.00	1.00

*	An option will be eligible for the exchange only if its exercise price is at least 150% of the FMV of the Company’s common stock on the date of the exchange offer.

(3) Replacement Options.    Subject to possible differences in certain international locations, the Replacement Options will have an exercise price equal to the FMV of the Company’s Common Stock on the date of the new grant. The Replacement Options will have the same term as the Options they are replacing, and will vest on the earlier of (i) anniversary of the grant date, or (ii) sixty days prior to the end of the term of the option. All other terms of the Replacement Options will be governed by the 2005 Plan.

(4) Foreign Jurisdictions.    In order to facilitate participation in the Option Exchange Program by those Eligible Optionees who are employed by the Company outside the United States, the Board may provide for such modifications and additional terms and conditions to the Option Exchange Program as the Board may consider necessary or appropriate to accommodate differences in local law, policy or custom, or to facilitate administration of the program.

B-1

APPENDIX C

BOSTON COMMUNICATIONS GROUP, INC.

2005 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of this 2005 Stock Incentive Plan (the “Plan”) of Boston Communications Group, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers, Directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation

(a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No Director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.	Stock Available for Awards

(a)    Number of Shares.    Subject to adjustment under Section 9, Awards may be made under the Plan for a number of shares of common stock, $.01 par value per share, of the Company (the “Common Stock”) equal to the sum of:

(1)	1,500,000 shares of Common Stock, including (i) any shares of Common Stock that remain available for issuance under the Company’s 1996 Stock Option Plan, as amended (the “1996 Plan”), (ii) any shares of Common Stock that remain available for issuance under the Company’s 1998 Stock Option Plan (the “1998 Plan”), (iii) any shares of Common Stock that remain available for issuance under the Company’s 2000 Stock Option Plan (the “2000 Plan”), and (iv) any shares of Common Stock that remain available for issuance under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”, and, together with the 1996 Plan, the 1998 Plan and the 2000 Plan, the “Old Plans”), in each case as of the time immediately before termination of the Old Plans; and

(2)	any shares of Common Stock subject to awards under the Old Plans, which awards expire, terminate, or are otherwise surrendered, canceled or forfeited (subject, however, in the case of Incentive Stock Options (as hereinafter defined) to any limitations under the Code);

provided, however, that the maximum number of shares of Common Stock available for issuance of Awards under the 2005 Plan (including any shares becoming available by reason of clause (2)) shall be 2,100,000.

(b)    Share Counting.

(1)	Options and SARs. Subject to adjustment under Section 9, an Award of an Option or SAR (each as defined below) shall be counted against the share limit specified in Section 4(a) as one share for each share of Common Stock subject to the Option or SAR (provided that, for share counting purposes, the combination of an Option in tandem with an SAR shall be treated as a single Award).

(2)	Awards other than Options and SARs. Subject to adjustment under Section 9, any Award that is settled in Common Stock (other than an Option or SAR) shall be counted against the share limit specified in Section 4(a) as two and four-tenths shares for each share of Common Stock issued upon settlement of such Awards. This factor of two and four-tenths may be changed from time to time by action of the Compensation Committee of the Board of Directors.

(3)	Cash Awards. Awards settled in cash shall not count against the share limit specified in Section 4(a).

(c)    Lapses.    If any Award expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Subject to adjustment under Section 9, any Common Stock that again becomes available for grant pursuant to the preceding sentence shall be added back as one share, except that any Common Stock that again becomes available for grant in connection with an Award described in Section 4(b)(2) shall be added back as two and four-tenths shares. This factor of two and four-tenths may be changed from time to time by action of the Compensation Committee of the Board of Directors.

(d)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

(1)	Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 100,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with an SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2)	Limit on Awards other than Options and SARs. The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be 50,000.

(3)	Limit on Awards to Directors. The maximum number of shares with respect to which Awards may be granted to directors who are not employees of the Company at the time of grant shall be 100,000.

5.	Stock Options

(a)    General.    The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b)    Incentive Stock Options.    An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Boston Communications Group, Inc., any of Boston Communications Group, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the fair market value of the Common Stock, as determined by the Board, at the time the Option is granted.

(d)    Limitation on Repricing.    Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

(e)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided however, that no Option will be granted for a term in excess of 10 years.

(f)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(g) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(g)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the order of the Company;

(2)	except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)	when the Common Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)	to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

(5)	by any combination of the above permitted forms of payment.

(h)    Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2. Substitute Options shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.	Stock Appreciation Rights.

(a)    General.    A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b)    Grants.    Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1)	Tandem Awards. When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs shall not become available for issuance under the Plan

(2)	Independent SARs. A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c)    Exercise.    Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

7.	Restricted Stock; Restricted Stock Units.

(a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting

Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)    Terms and Conditions.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

(c)    Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

(d)    Limitations on Vesting.

(1)	Restricted Stock Awards that vest based on the passage of time alone shall be zero percent vested prior to the first anniversary of the date of grant, no more than 33 1/3% vested prior to the second anniversary of the date of grant, and no more than 66 2/3% vested prior to the third anniversary of the date of grant. Restricted Stock Awards that vest upon the passage of time and provide for accelerated vesting based on performance shall not vest prior to the first anniversary of the date of grant.

(2)	Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award; provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death or disability of the Participant; estate planning needs of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

8.	Other Stock-Based Awards.

Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

9.	Adjustments for Changes in Common Stock and Certain Other Events.

(a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each Stock Appreciation Right, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b)    Reorganization Events.

(1)	Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2)	Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

(3)

Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10.	General Provisions Applicable to Awards

(a)    Transferability of Awards.    Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such option under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e)    Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f)    Amendment of Award.    Except as otherwise provided in Section 5(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)    Acceleration.    Except as otherwise provided in Section 7(d), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

(i)    Performance Conditions.

(1)	This Section 10(i) shall be administered by a Committee approved by the Board, all of the members of which are “outside directors” as defined by Section 162(m) (the “Section 162(m) Committee”).

(2)	Notwithstanding any other provision of the Plan, if the Section 162(m) Committee determines, at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant, that such Participant is, or may be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Section 162(m) Committee may provide that this Section 10(i) is applicable to such Award.

(3)	If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 10(i), then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Section 162(m) Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) earnings per share, (b) return on average equity or average assets with respect to a pre-determined peer group, (c) earnings, (d) earnings growth, (e) revenues, (f) expenses, (g) stock price, (h) market share, (i) return on sales, assets, equity or investment, (j) regulatory compliance, (k) improvement of financial ratings, (l) achievement of balance sheet or income statement objectives, (m) total shareholder return, (n) net operating profit after tax, (o) pre-tax or after-tax income or (p) cash flow, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, and (v) charges for restructuring and rationalization programs. Such performance goals: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Section 162(m) Committee; and (iii) shall be set by the Section 162(m) Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

(4)	Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 10(i), the Section 162(m) Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Section 162(m) Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

(5)	The Section 162(m) Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

11.	Miscellaneous

(a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company’s stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the NASDAQ National Market, Inc. may be made effective unless and until such amendment shall have been approved by the Company’s stockholders, and (iii) if the NASDAQ National Market, Inc. amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ National Market, Inc. rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section (9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

(e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

(g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.